77Q1.          EXHIBITS

                (e) Novation to Sub-Advisory Agreement for the Balanced Fund

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                                    NOVATION

                                       OF

                             SUB-ADVISORY AGREEMENT


         This Novation Agreement is entered into this 28th day of June, 2005 by and among TOUCHSTONE ADVISORS, INC. ("Touchstone"), an Ohio corporation, investment adviser to TOUCHSTONE BALANCED FUND of the TOUCHSTONE VARIABLE SERIES TRUST, a Massachusetts business trust (the "Fund"), OPCAP ADVISORS LLC ("OpCap Advisors"), a Delaware limited liability company and OPPENHEIMER CAPITAL LLC ("Op Cap"), a Delaware limited liability company.

         WHEREAS, the Fund has retained Touchstone to render management services to the Fund pursuant to a Sub-Advisory Agreement dated as of May 5, 2000 (the "Sub-Advisory Agreement"), and in such agreement Touchstone undertakes and agrees to appoint OpCap Advisors as sub-adviser to perform the functions stipulated in such agreement;

         WHEREAS, Touchstone has appointed OpCap Advisors to act as sub-adviser to the Fund pursuant to the terms of a Sub-Advisory Agreement dated May 5, 2000, by and between Touchstone and OpCap Advisors (the "Sub-Advisory Agreement");

         WHEREAS, Touchstone, OpCap Advisors and Op Cap are all registered with the SEC as investment advisors under the Investment Advisers Act of 1940 and the rules and regulations thereunder, as amended;

         WHEREAS, the Fund, Touchstone and OpCap Advisors desire that OpCap Advisors be replaced as the Fund's sub-adviser by Op Cap in a transaction which does not result in a change of actual control or management in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Touchstone desires to affect a novation of the Sub-Advisory Agreement so that Op Cap is substituted for OpCap Advisors as a party to such agreement and OpCap Advisors is released from its obligations under such agreement, Op Cap desires to accept the novation thereof, and OpCap Advisors desires to consent to such novation.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. NOVATION AND ACCEPTANCE. Subject to the terms and conditions contained herein, Touchstone hereby affects a novation of the Sub-Advisory Agreement to substitute Op Cap for OpCap Advisors as party to such agreement (the "Novation"), Op Cap hereby accepts such Novation and agrees to undertake all of OpCap Advisors' duties and obligations under the Sub-Advisory Agreement. Touchstone and Op Cap hereby release OpCap Advisors from all of its duties and obligations under the Sub-Advisory Agreement and OpCap Advisors hereby consents to such Novation.

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         2.   TERM.  The Novation shall become effective on the date hereof and shall extend for so long as the terms specified in Section 9 of the Sub-Advisory Agreement are satisfied or until terminated in accordance with said Section 9.

         3. NO TERMINATION. The parties agree that the Novation shall not constitute an "assignment" of the Sub-Advisory Agreement for purposes of Section 9 of the Sub-Advisory Agreement or the 1940 Act, and that the Sub-Advisory Agreement, as so novated, shall remain in full force and effect after the Novation.

         IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed by a duly authorized representative as of the day and year first above written.





TOUCHSTONE ADVISORS, INC.               OPCAP ADVISORS LLC


By:  /s/ James H. Grifo                  By:  /s/ Bruce Koepfler
    ----------------------                      -----------------------
Name: James H. Grifo                     Name: Bruce Koepfler
Title:   President                       Title:  Managing Director


OPPENHEIMER CAPITAL LLC


By:     /s/ Bruce Koepfler
        -----------------------
Name:   Bruce Koepfler
Title:  Managing Director